Exhibit 16.1

June 25, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

We have read Item 4.01 included in the Current Report on Form 8-K of National Holdings Corporation dated June 25, 2014, to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm in such Current Report on Form 8-K. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ RBSM LLP